   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 20, 1999

                                                    REGISTRATION NO. 333-
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               ------------------

                                    FORM S-8

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                               ------------------

                              H. J. HEINZ COMPANY
             (Exact name of registrant as specified in its charter)

                    PENNSYLVANIA                                   25-0542520
  (State or other jurisdiction of incorporation or      (I.R.S. Employer Identification
                    organization)                                     No.)

                                600 GRANT STREET
                         PITTSBURGH, PENNSYLVANIA 15219
          (Address of principal executive offices, including zip code)

                              H. J. HEINZ COMPANY
                           GLOBAL STOCK PURCHASE PLAN
                            (Full title of the plan)

         LAWRENCE J. MCCABE, SENIOR VICE PRESIDENT AND GENERAL COUNSEL
                              H. J. HEINZ COMPANY
                                600 GRANT STREET
                         PITTSBURGH, PENNSYLVANIA 15219
                    (Name and address of agent for service)

                                  412-456-5700
             (Telephone, including area code, of agent for service)

                               ------------------

                        CALCULATION OF REGISTRATION FEE
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
                                                                 PROPOSED MAXIMUM       PROPOSED MAXIMUM
         TITLE OF SECURITIES                 AMOUNT TO            OFFERING PRICE           AGGREGATE             AMOUNT OF
           TO BE REGISTERED                BE REGISTERED            PER SHARE            OFFERING PRICE      REGISTRATION FEE
-------------------------------------------------------------------------------------------------------------------------------
H. J. Heinz Company Common Stock, par
  value $.25 per share................      3,000,000(a)           $43.96875(b)         $131,906,250(b)         $36,669.94
-------------------------------------------------------------------------------------------------------------------------------
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

(a) Pursuant to Rule 416(a) under the Securities Act of 1933, this registration statement registers such indeterminate number of additional shares as may become issuable under the anti-dilution provisions contained in the Plan.

(b) Pursuant to Rule 457(h) the proposed maximum aggregate offering price is based upon $43.96875 per share, the average of the high and low prices per share of the Company's Common Stock on the New York Stock
    Exchange--Composite Tape on September 17, 1999.

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

                                    PART II

                       INFORMATION REQUIRED IN PROSPECTUS

ITEM 3. INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents are incorporated herein by reference:

     - H. J. Heinz Company Annual Report on Form 10-K for the fiscal year ended April 28, 1999.

     - H. J. Heinz Company Quarterly Report on Form 10-Q for the three months ended July 28, 1999.

     - The description of H. J. Heinz Company's Common Stock contained in its Registration Statement on Form 10 filed in 1945, as amended by an amendment on Form 8 dated January 16, 1984 and as it may be amended in the future.

     In addition, there are incorporated herein by reference all documents subsequently filed by H. J. Heinz Company (the "Company") pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment to this registration statement which indicates that all shares covered hereby have been sold or which deregisters all such shares then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents.

ITEM 4. DESCRIPTION OF SECURITIES

     Not Applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

     Not Applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Company provides in Article Sixth of its Articles of Incorporation and
Article VII of its By-Laws for the limitation of the liability of the Company's directors to the maximum extent permitted under Pennsylvania law from time to time in effect. These provisions were approved by the Company's shareholders on September 9, 1987 and were adopted as a result of the passage of the Directors' Liability Act (an amendment to the Pennsylvania Judicial Code) which became effective on January 27, 1987 (the "Act"). The Act permitted Pennsylvania corporations to eliminate, subject to shareholder approval of a provision in a corporation's by-laws, the personal liability (including liability to the corporation or to its shareholders) of directors for monetary damages for a breach of, or a failure to perform, their duties as directors, except to the extent their acts or omissions constitute self-dealing, willful misconduct or recklessness. The Act did not apply, however, to the responsibility or liability of a director pursuant to any criminal statute or to the liability of a director for the payment of taxes pursuant to local, state or Federal law.

     In addition, the Company provides in Article Sixth of its Articles of Incorporation and Article VIII of its By-Laws for the indemnification of the Company's directors, officers and others who may be later designated by the Board of Directors of the Company to the maximum extent permitted under Pennsylvania law from time to time in effect with respect to proceedings based on acts or omissions on or after January 27, 1987. These provisions were also adopted in response to the Act, which provided that directors, officers and other persons designated by the directors may be indemnified against liabilities and expenses incurred in the performance of their duties subject to the limitation that no indemnification may be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted self-dealing, willful misconduct or recklessness. The Act has been repealed and provisions comparable to those contained in the Act are now set forth in Subchapter B of Chapter 17 of the Pennsylvania Business Corporation Law of 1988, as amended (the "BCL"). Given that the aforementioned provisions relating to indemnification incorporate the full extent of indemnification permitted under Pennsylvania law as from time to time in effect, such provisions would implement automatically any future changes in the law which expand the scope of permissible indemnification of the Company's directors and officers. However, any amendment or repeal of these provisions would not limit the rights of directors or officers to be indemnified with respect to acts or omissions which occurred prior to any such change.

     In connection with the adoption of Article VIII of the By-Laws relating to indemnification, the Company retained Article IX (formerly Article VII) of its By-Laws which provides for the indemnification of its present and former directors, officers, and managerial employees to the fullest extent permitted by and in accordance with the standards and procedures provided under Subchapter D of Chapter 17 of the BCL unless such persons have received the benefits of indemnification under Article VIII of the Company's By-Laws. Subchapter D of the BCL sets forth comprehensive indemnification provisions authorizing corporations to indemnify present and former directors, officers, employees and agents against liabilities incurred in connection with their service in such capacities. Under these sections of the BCL, such persons could be indemnified only if (i) the director or officer was successful on the merits of the suit or proceeding in respect of which indemnification was sought or (ii) indemnification was ordered by a court or (iii) a determination was made by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the suit or proceeding, by independent legal counsel or by the stockholders that the director or officer has acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful.

     The Company is also authorized under Pennsylvania law, including the BCL, its Articles of Incorporation (Article Sixth) and its By-Laws (Article VIII and
Article IX) to purchase insurance against such liabilities, whether or not the Company would have the power to indemnify such person against such liability by law or under the provisions of the Company's Articles of Incorporation or By-Laws. The Company has obtained directors' and officers' insurance against loss, within certain policy limits, arising from any claim made against the Company's directors and officers by reason of any wrongful act, as defined in such insurance policies, in their respective capacities as directors or officers or as fiduciaries under certain of the Company's employee benefit plans.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

     Not Applicable.

ITEM 8. EXHIBITS

     Exhibits required to be filed pursuant to Item 8 of Form S-8 and Item 601 of Regulation S-K are listed below and except as otherwise indicated below are filed herewith as a part of this Registration Statement.

NUMBER                               DESCRIPTION
------                               -----------
  4     --   H. J. Heinz Company Global Stock Purchase Plan is
             incorporated herein by reference to Appendix A to the
             Company's Proxy Statement dated August 3, 1999
  5     --   Opinion of Lawrence J. McCabe, Esq., Senior Vice President
             and General Counsel of the Company, as to legality of the
             Common Stock to be issued pursuant to the H. J. Heinz
             Company Global Stock Purchase Plan
 23     --   Consent of PricewaterhouseCoopers LLP
 24     --   Powers of Attorney

ITEM 9. UNDERTAKINGS

A. The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (a) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

          (c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (1)(a) and (1)(b) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-8 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF PITTSBURGH, STATE OF PENNSYLVANIA, ON SEPTEMBER 20, 1999.

                                          H. J. HEINZ COMPANY
                                               (REGISTRANT)

                                          BY         /s/ PAUL F. RENNE
                                            ------------------------------------
                                                       Paul F. Renne
                                                Executive Vice President and
                                                  Chief Financial Officer

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED ON SEPTEMBER 20, 1999.

                 SIGNATURE                                           CAPACITY
                 ---------                                           --------

           /s/ WILLIAM R. JOHNSON                  President and Chief Executive Officer
--------------------------------------------         (Principal Executive Officer)
             William R. Johnson

             /s/ PAUL F. RENNE                     Executive Vice President and
--------------------------------------------         Chief Financial Officer
               Paul F. Renne                         (Principal Financial Officer)

          /s/ EDWARD J. MCMENAMIN                  Vice President and Corporate Controller
--------------------------------------------         (Principal Accounting Officer)
            Edward J. McMenamin

Anthony J. F. O'Reilly                         Director
William R. Johnson                             Director
William P. Snyder III                          Director
Herman J. Schmidt                              Director
Eleanor B. Sheldon                             Director
Samuel C. Johnson                              Director
Donald R. Keough                               Director
S. Donald Wiley                                Director
David R. Williams                              Director
Nicholas F. Brady                              Director
Edith E. Holiday                               Director
Paul F. Renne                                  Director
Candace Kendle                                 Director
Mary C. Choksi                                 Director
James M. Zimmerman                             Director
Leonard S. Coleman, Jr.                        Director
A. G. Malcolm Ritchie                          Director

                                                                       By: /s/ LAWRENCE J. MCCABE
                                                              --------------------------------------------
                                                                           Lawrence J. McCabe
                                                                            Attorney-in-Fact

                                 EXHIBIT INDEX

     Exhibits required to be filed pursuant to Item 8 of Form S-8 and Item 601 of Regulation S-K are listed below and except as otherwise indicated below are filed as a part of this Registration Statement. The exhibit numbers listed below correspond to the exhibit numbers designated in Item 601 of Regulation S-K.

NUMBER                                DESCRIPTION
------                                -----------

  4      --   H. J. Heinz Company Global Stock Purchase Plan is
              incorporated herein by reference to Appendix A to the
              Company's Proxy Statement dated August 3, 1999
  5      --   Opinion of Lawrence J. McCabe, Esq., Senior Vice President
              and General Counsel of the Company, as to legality of the
              Common Stock to be issued pursuant to the H. J. Heinz
              Company Global Stock Purchase Plan
 23      --   Consent of PricewaterhouseCoopers LLP
 24      --   Powers of Attorney